Exhibit 99.1

FOR IMMEDIATE RELEASE:

September 11, 2015

ORNL Will Extend Centrus’ Contract for

Advanced Uranium Enrichment Centrifuge Research at Reduced Level

•	Will extend contract for one year

•	Funding cut by approximately 60 percent

•	Continues technology development activities at Oak Ridge facilities

•	Revenue used for Piketon operations discontinued

•	Reduction in funding may require layoffs

BETHESDA, Md. – Centrus Energy Corp. (NYSE MKT: LEU) confirmed today that Oak Ridge National Laboratory (ORNL) has informed Centrus that it intends to extend its contract with the Company at a reduced level for research on the world’s most advanced uranium enrichment centrifuges. DOE’s decision to provide reduced funding will support continued developments of the company’s American Centrifuge technology – which have long-term importance for our national and energy security.

The new contract will cover the period from October 1, 2015, to September 30, 2016, with the possibility for additional extensions. It excludes continued operations of America’s only operating cascade of advanced uranium enrichment centrifuges in Piketon, Ohio. Funding will be reduced by approximately 60 percent to $35 million per year, and the scope of activities will be limited to development activities in Oak Ridge, Tennessee.

“While obviously we are disappointed by the decision to significantly downsize America’s advanced centrifuge program, we appreciate the Laboratory’s recognition that the technology has been effectively demonstrated over the last two years of hard work at Piketon,” said Centrus Vice President Steve Penrod, who oversees the American Centrifuge program for the company. “We will work with the Laboratory and with Congress to protect as much of the core capabilities of the program as possible so that the technology will remain ready for deployment when the U.S. government calls upon it for national security purposes.”

“In the coming weeks, we will explore options to protect the technology and our workers in Ohio, whose expertise, creativity, and dedication represent an invaluable asset for the Nation,” said Daniel B. Poneman, president and CEO of Centrus. “Cuts to our workforce would impose hardship on families and communities, while jeopardizing future progress. We will do all that we can to ease transitions while preserving as much of our scientific, technical, and industrial expertise as we can with the available funding.”

A fact sheet describing the national security importance of preserving U.S. leadership in uranium enrichment technology is available at:

http://www.centrusenergy.com/sites/default/files/National%20Security%20Importance%20of%20U.S.%20Enrichment%20Capability.pdf

Centrus Energy Corp.  •  6903 Rockledge Drive, Bethesda, MD 20817-1818  •  T: 301-564-3391  •  centrusenergy.com  •   @centrus_energy

ORNL Will Extend Centrus’ Contract for Advanced Uranium Enrichment Centrifuge Research at Reduced Level

A fact sheet detailing the existing advanced centrifuge program and the impact of the funding reductions is available at:

http://www.centrusenergy.com/sites/default/files/Fact%20Sheet%20on%20Existing%20Program %20and%20Reductions.pdf

Centrus anticipates that it will incur costs, which are being evaluated, associated with the reduction in workforce and the further demobilization of the program. Should closure of the Piketon, Ohio, facility be required, Centrus would incur still further costs associated with that closure and return of the facility in compliance with U.S. Nuclear Regulatory Commission requirements and pursuant to its lease with DOE.

About Centrus Energy Corp.

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world.

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Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks related to the dependency on government funding or other government support for the American Centrifuge project from Congressional appropriations, including for our contract discussed in this press release, or on actions by DOE or Congress; changes in U.S. government priorities and the availability of government support for the American Centrifuge project; uncertainty regarding our ability to commercially deploy the American Centrifuge project; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken or might take in the future to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant; the impact of nuclear fuel market conditions and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the American Centrifuge project and the potential for a further demobilization or termination of the American Centrifuge project; risks related to the costs associated with the reduction in workforce and the further demobilization of the American Centrifuge project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American Centrifuge Plant; risks related to our significant long-term liabilities including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risk that the matters discussed in this press release may have other impacts on our business, liquidity, prospects, pension assets and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contact:

Media: Jeremy Derryberry (301) 564-3392

Investors: Don Hatcher (301) 564-3460